                                                Filed Pursuant to Rule 424(b)(2)
                                                              File No. 333-83649
           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 30, 1999

                               U.S. $200,000,000

                              [JOSTENS, INC. LOGO]
                            5501 Norman Center Drive
                          Minneapolis, Minnesota 55437
                                 (612) 830-3300

                          Medium-Term Notes, Series A
                   Due Nine Months or more from Date of Issue

                               ----------------

   Jostens, Inc. may offer from time to time up to $200,000,000 of our Medium-Term Notes, Series A. Each note will mature on a date nine months or more from its date of original issuance. Unless we specify otherwise in the applicable pricing supplement to this prospectus supplement, we will pay interest on fixed rate notes on each February 15 and August 15 and at maturity. We will pay interest on floating rate notes on the dates specified in the applicable pricing supplement. Notes may contain optional redemption provisions or may obligate us to repay at the option of the holder. Generally, there will not be a sinking fund. We will establish the specific terms of each note and describe those terms in the pricing supplement.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  Distributor's
                                 Commissions or
             Price to Public       Discounts            Proceeds to Company
            ----------------- --------------------- ---------------------------
Per Note...       100%            .125% - .750%          99.875% - 99.250%
Total...... U.S. $200,000,000 $250,000 - $1,500,000 $199,750,000 - $198,500,000

                               ----------------

   We are offering the notes on a continuing basis through our agents, Credit Suisse First Boston Corporation, Banc One Capital Markets, Inc. and J.P. Morgan Securities Inc. Each agent has agreed to use reasonable efforts to solicit offers to purchase the notes. We may also sell notes at or above par to any agent, acting as principal, as set forth in the table above. The notes will not be listed on any securities exchange. The notes offered by this prospectus supplement might not be sold. There might not be a secondary market for the notes.

Credit Suisse First Boston

                         Banc One Capital Markets, Inc.

                                                               J.P. Morgan & Co.

                  Prospectus Supplement dated August 30, 1999.

                               TABLE OF CONTENTS

                                                                            Page
                           Prospectus Supplement                            ----
About this Prospectus Supplement; Pricing Supplements......................  S-3
Description of the Notes...................................................  S-3
Special Provisions Relating to Foreign Currency Notes...................... S-11
United States Federal Income Tax Consequences.............................. S-13
Plan of Distribution....................................................... S-22
Legal Opinions............................................................. S-23
Glossary................................................................... S-24

                                Prospectus
Summary....................................................................    2
Risk Factors...............................................................    2
Ratio of Earnings to Fixed Charges.........................................    4
Use of Proceeds............................................................    4
Description of Debt Securities.............................................    4
Plan of Distribution.......................................................   12
Legal Matters..............................................................   13
Experts....................................................................   13
Where You Can Find More Information About Jostens..........................   13

                               ----------------

   You should rely only on the information incorporated by reference or provided in this prospectus supplement, the attached prospectus and the attached pricing supplement. No one is authorized to provide you with different information. We are not making an offer of these securities in any state where an offer is not permitted. You should not assume that the information in this prospectus supplement, the attached prospectus or the attached pricing supplement is accurate as of any date other than the date on the front of the applicable document.

             ABOUT THIS PROSPECTUS SUPPLEMENT; PRICING SUPPLEMENTS

   We may use this prospectus supplement, together with the attached prospectus and a pricing supplement, to offer our senior Medium-Term Notes, Series A, at various times. The total initial public offering price of notes that may be offered by use of this prospectus supplement is $200,000,000 or its equivalent in foreign or composite currencies.

   This prospectus supplement sets forth certain terms of the notes that we may offer. It supplements the description of the debt securities contained in the attached prospectus. If information in this prospectus supplement is inconsistent with the prospectus, this prospectus supplement will apply and will supersede that information in the prospectus.

   Each time we issue notes we will deliver a pricing supplement to this prospectus supplement. The pricing supplement will describe the notes being offered and the terms of the offering. The pricing supplement may also add, update or change information in this prospectus supplement or the attached prospectus. Any information in the applicable pricing supplement, including any changes in the method of calculating interest on any note, that is inconsistent with this prospectus supplement will apply and will supersede that information in this prospectus supplement.

   It is important for you to read and consider all information contained in this prospectus supplement and the attached prospectus and the applicable pricing supplement in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About Jostens" on page 14 of the attached prospectus.

                            DESCRIPTION OF THE NOTES

General

   The following summary of certain terms of the notes is not complete. You should refer to the indenture with Norwest Bank Minnesota, National Association, as trustee, under which the notes will be issued. A copy of the indenture is incorporated as exhibit 4.1 to our registration statement filed with the Securities and Exchange Commission (File No. 333-83649) covering the notes. Certain terms used in this prospectus supplement are defined in the glossary beginning on page S-24. A number of terms used but not defined in this prospectus supplement have the same meanings as in the indenture.

   The notes will constitute one series of debt securities issued under the indenture. They will have the same rank as all of our other senior securities. See "Description of Debt Securities" in the attached prospectus for a description of the general terms of the debt securities.

   We will offer the notes on a continuing basis. Each note will mature nine months or more from its date of issue, as agreed between us and the initial purchaser.

   We will not redeem any note prior to the redemption date fixed at the time of sale and set forth in the applicable pricing supplement. If the pricing supplement does not indicate a redemption date for a note, we will not redeem the note before its stated maturity. Unless the applicable pricing supplement indicates otherwise, on or after any indicated redemption date, we may, at our option, redeem the related note wholly or partially in increments of $1,000. If we choose to redeem the note, we will do so at a redemption price equal to the entire principal amount to be redeemed, together with interest payable to the date of redemption. We must give notice of this redemption not more than 60 nor less than 30 days prior to the redemption date. The notes will not have a sinking fund unless the applicable pricing supplement specifies otherwise.

   We may provide that any note will be repayable at the holder's option, at the times and on the terms and conditions set forth in the note and described in the applicable pricing supplement.

   The notes may bear interest at a fixed rate or a floating rate. Interest on floating rate notes will be determined, and adjusted periodically, using an interest rate basis or quotation, adjusted by any spread or spread multiplier. See "Interest and Interest Rates" below for a discussion of the interest rates.

   Unless the applicable pricing supplement specifies otherwise, the notes will be denominated in U.S. dollars and payments of principal and interest on the notes will be made in U.S. dollars. If denominated in U.S. dollars, the notes will be issued in denominations of $1,000 and multiples of $1,000 greater than $1,000. The applicable pricing supplement will set forth the authorized denominations of notes not denominated in U.S. dollars. The pricing supplement will also state any exchange rate information and whether the note's principal, premium, if any, and interest may be payable at the holder's or our option in a denomination different from that of the note. See "Special Provisions Relating to Foreign Currency Notes" below for a more detailed discussion.

   Each note will be issued in fully registered form without coupons. Each note will be issued either in definitive form as a certificate or in global form. If the note is issued in global form, it will be deposited in book-entry form with or on behalf of DTC, as depositary, as described in the attached prospectus under the caption "Description of Debt Securities--Global Securities." Unless the applicable pricing supplement specifies otherwise, each note will be issued in book-entry form. Beneficial interests in a book-entry note will be shown on records maintained by DTC or its participants. Transfers of the beneficial interests can only be effected through those records. Holders may not exchange book-entry notes for certificated notes and book-entry notes will not generally be issuable in definitive form. The attached prospectus describes the exceptions to this. We will make payments of principal, any premium and interest on book-entry notes to DTC or its nominee. DTC and its participants will make payments to beneficial owners of interests in book-entry notes. A further description of DTC's global securities procedures is set forth in the attached prospectus under "Description of Debt Securities--Global Securities." DTC has confirmed to the agents, the trustee and us that it intends to follow those procedures.

   You may present certificated notes for registration of transfer or exchange at the corporate trust office of Norwest Bank Minnesota, National Association in Minneapolis, Minnesota. Unless the applicable pricing supplement indicates otherwise, we will make payments of principal, premium, if any, and interest on certificated notes in immediately available funds at the paying agent's office in Minneapolis, Minnesota, or another office or agency we may choose. However, we will make principal payments in these funds only if the certificated notes are presented to the paying agent in time for the paying agent to make the payments through normal procedures. At our option, we may pay interest on the certificated notes by check to the person in whose name a certificated note is registered at the close of business on the applicable regular record date before each interest payment date. This option does not apply for interest payable at maturity. However, some holders will be entitled to receive the payments by wire transfer of immediately available funds to an account maintained by that holder with a bank located in the U.S. These holders include any holders of $10,000,000 or more in aggregate principal amount of notes denominated and payable in U.S. dollars with the same interest payment date. To take this option, these holders must provide appropriate payment instructions in writing to the trustee on or before the relevant regular record date.

   The applicable pricing supplement will state who will act as paying agent for the certificated notes.

   The indenture does not contain any covenants or provisions designed to protect the holders of the notes if we enter into a transaction that adversely affects our debt-to-equity ratio.

Interest and Interest Rates

   The applicable pricing supplement will designate whether a particular note is a fixed rate note or a floating rate note. In the case of a floating rate note, the applicable pricing supplement will also specify whether the note will bear interest based on the commercial paper rate, the prime rate, LIBOR, the Treasury rate, the federal funds rate, the CD rate, the CMT rate or on another interest rate quotation set forth in the applicable pricing supplement. In addition, a floating rate note may bear interest at the lowest, highest or average of two or more interest rate quotations.

   We will select an interest rate or interest rate quotations for each issue of notes based on market conditions at the time of issuance. In doing so, we will take into account, among other things, expectations concerning the level of interest rates that will prevail during the period the notes will be outstanding, the relative attractiveness of the interest rate or interest rate quotation to prospective investors and our financial needs. The applicable pricing supplement will state who will act as calculation agent with respect to any floating rate notes.

   We may change the interest rates, or interest rate quotations at various times. No such change will affect any note already issued or for which we have accepted an offer to purchase.

   The rate of interest on floating rate notes will reset daily, weekly, monthly, quarterly, semi-annually or annually. The interest reset dates will be specified in the applicable pricing supplement and on the face of each note. In addition, the pricing supplement will specify any spread, spread multiplier, maximum interest rate or minimum interest rate that applies for a floating rate note. The pricing supplement relating to an offering of notes may also specify, where applicable, the calculation dates, index maturity, initial interest rate, interest determination dates, interest payment dates, interest reset dates and regular record dates with respect to each note. See "Glossary" on page S-24 for definitions of the above terms. The interest rate on the notes will in no event be higher than the maximum rate permitted by applicable law. Under New York law in effect on the date of this prospectus supplement, the maximum annual interest rate on a simple interest basis for loans to corporate borrowers is 25%. This limit may not apply to holders of the notes.

   Each interest bearing note will accrue interest from and including the date of issue or the most recent interest payment date for which interest has been paid or provided. The notes will bear interest until the principal is paid or made available for payment. We will make any interest payments in the amount of interest accrued in the manner described up to but excluding the applicable interest payment date.

   We will pay any interest at each interest payment date and at maturity. We will pay interest to the person in whose name a note is registered at the close of business on the regular record date preceding the interest payment date. However, we will pay interest at maturity to the person to whom principal is payable. For book-entry notes, this person will be the depositary for both kinds of payments. Interest on a note will be payable on the first interest payment date following its date of issue. However, if the date of a note's issue is on or after the regular record date for that interest payment date, interest will be payable beginning on the second interest payment date following the note's issue. See "Description of Debt Securities--Payment and Paying Agents" in the prospectus for a discussion of the procedures for payment of principal, premium (if any) and interest.

Fixed Rate Notes

   The applicable pricing supplement relating to a fixed rate note will designate a fixed annual interest rate payable on the fixed rate note. Unless the applicable pricing supplement indicates otherwise, the interest payment dates for the fixed rate notes will be February 15 and August 15 of each year and at maturity. The regular record dates for the fixed rate notes will be the February 1 and August 1 preceding the February 15 and August 15 interest payment dates. Unless the applicable pricing supplement indicates otherwise, interest on fixed rate notes will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Notes

   Upon the request of a registered holder of a floating rate note, the calculation agent will provide the interest rate then in effect. The calculation agent will also provide any new interest rate that will become effective as a result of a determination the calculation agent has made on the most recent interest determination date with respect to that floating rate note.

   The calculation agent will calculate accrued interest on a floating rate note by multiplying the principal amount of the note by an accrued interest factor. The calculation agent will compute the accrued interest factor by adding the interest factors calculated for each day in the accrual period. Unless the applicable pricing supplement specifies otherwise, the calculation agent will compute the interest factor for each day by dividing the interest rate for that day by (a) the actual number of days in the year, in the case of treasury rate notes or (b) 360, in the case of all other floating rate notes.

   The interest rate on a floating rate note in effect on any day will be (a) if the day is an interest reset date, the interest rate with respect to the interest determination date for that interest reset date, or (b) if the day is not an interest reset date, the interest rate with respect to the interest determination date for the preceding interest reset date. However, the interest rate on a floating rate note from its issue date up to but not including the first interest reset date for the note will be the initial interest rate set forth in the applicable pricing supplement. The interest rate is subject to adjustment by any spread or a spread multiplier and to any maximum interest rate or minimum interest rate limitation. However, the interest rate for the ten calendar days prior to the date of maturity will be the one in effect on the tenth calendar day before maturity.

   All percentages resulting from any calculation of floating rate notes will be rounded to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545%, or
 .09876545, being rounded to 9.87655%, or .0987655, and 9.876544%, or .09876544,
being rounded to 9.87654%, or .0987654), and all dollar amounts used in or resulting from this calculation will be rounded to the nearest cent, with one-half cent being rounded upwards.

   Commercial Paper Rate Notes. Commercial paper rate notes will bear interest at the interest rates, calculated with reference to the commercial paper rate and any spread or spread multiplier, specified on the face of the commercial paper rate note and in the applicable pricing supplement.

   Unless the applicable pricing supplement indicates otherwise, the "commercial paper rate" for any commercial paper interest determination date is the money market yield of the rate on that date for commercial paper having the index maturity specified in the pricing supplement as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date relating to that commercial paper interest determination date under the heading "Commercial Paper--Nonfinancial."

   The following procedures will be followed if the commercial paper rate cannot be determined as described above:

  . If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, the commercial paper rate will be the money market yield of the rate on that commercial paper rate interest determination date for commercial paper having the index maturity designated in the pricing supplement, as published in H.15 Daily Update under the heading "Commercial Paper--Nonfinancial."

  . If that rate is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the commercial paper rate to be the money market yield of the average of certain offered rates of three leading dealers of commercial paper in New York City as of 11:00 A.M., New York City time, on that commercial paper rate interest determination date. These offered rates will be for commercial paper having the index maturity specified in the pricing supplement for a non-financial issuer whose bond rating is "Aa", or the equivalent, from a nationally recognized rating agency. The calculation agent will select the three dealers referred to above, which may include the agents or their affiliates.

  . If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the commercial paper rate will be the commercial paper rate in effect on that commercial paper rate interest determination date.

   CMT Rate Notes. CMT rate notes will bear interest at the interest rates, calculated with reference to the CMT rate and any spread or spread multiplier, specified on the face of the CMT rate notes and in the applicable pricing supplement.

   Unless the applicable pricing supplement indicates otherwise, the "CMT rate" for any CMT interest determination date is the rate displayed on the designated CMT Telerate page under the caption ". . . Treasury Constant Maturities . . . Federal Reserve Board Release H.15", under the column for the designated CMT maturity index for

  . the rate on such CMT rate interest determination date, if the designated CMT Telerate page is 7051; and

  . the week or the month, as applicable, ended immediately preceding the week in which the related CMT rate interest determination date occurs, if the designated CMT Telerate page is 7052.

   The following procedures will be followed if the CMT rate cannot be determined as described above:

  . If such rate is no longer displayed or is not displayed by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for the CMT interest determination date will be the Treasury constant maturity rate for the designated CMT maturity index, as published in the relevant H.15(519).

  . If such rate is no longer published or is not published by 3:00 p.m., New York City time, on the related calculation date, the CMT rate for the CMT interest determination date will be the Treasury constant maturity rate for the designated CMT maturity index, or other U.S. Treasury rate for the designated CMT maturity index, for the CMT interest determination date with respect to the interest reset date as may then be published by either the board of governors of the federal reserve system or the U.S. Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the designated CMT Telerate page and published in the relevant H.15(519).

  . If such information is not provided by 3:00 p.m., New York City time, on the related calculation date, then the CMT rate for the CMT interest determination date will be calculated by the calculation agent and will be a yield to maturity, of certain offered rates at approximately 3:30 p.m., New York City time, on the CMT interest determination date reported, according to their written records, by three leading primary U.S. government securities dealers in the City of New York. The offered rates will be for the most recently issued Treasury notes with an original maturity of approximately the designated CMT maturity index and a remaining term to maturity of not less than the designated CMT maturity index minus one year. The calculation agent will select the three dealers referred to above, which may include the agents or their affiliates.

  . If the calculation agent cannot obtain three quotations referred to above, the calculation agent will calculate the CMT rate as a yield to maturity of certain offered rates at approximately 3:30 p.m., New York City time, of three dealers in the City of New York. The offered rates will be for the most recently issued Treasury Notes with an original maturity closest to the designated CMT maturity index and in an amount of at least $100 million.

  . If there are fewer than three dealers available in the City of New York, referred to above, the CMT rate will be the CMT rate in effect on the CMT interest determination date. If two Treasury notes with an original maturity as referred to above have remaining terms to maturity equally close to the designated CMT maturity index, the quotes for the Treasury note with the shorter remaining term to maturity will be used.

   Prime Rate Notes. A prime rate note will bear interest at the interest rate, calculated with reference to the prime rate plus or minus any spread or spread multiplier, specified on the face of the prime rate note and in the applicable pricing supplement. Unless the applicable pricing supplement indicates otherwise, the "prime rate" for any prime rate interest determination date is the prime rate on that date, as published in H.15(519) by 3:00 P.M., New York City time, on the calculation date relating to that prime rate interest determination date under the heading "Bank Prime Loan."

   The following procedures will be followed if the prime rate cannot be determined as described above:

  . If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, then the prime rate will be the rate on that prime rate interest determination date as published in H.15 Daily Update opposite the caption "Bank Prime Loan."

  . If that rate is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the average of certain interest rates publicly announced by each bank that appears on the Reuters Screen USPRIME1 Page. For each bank, those announced rates will be that bank's prime rate or base lending rate in effect for that prime rate interest determination date at 11:00 A.M. New York City time.

  . If fewer than four of those rates appear on the Reuters Screen USPRIME1 Page for that prime rate interest determination date, then the prime rate will be the average of the announced prime rates quoted (on the basis of the actual number of days in the year divided by 360) by at least two major money center banks in New York City as of the close of business on that prime rate interest determination date. The calculation agent will select the banks referred to above, which may include the agents or their affiliates.

  . If fewer than two quotations are provided as mentioned in the previous item, the prime rate will be determined on the basis of the rates furnished in New York City by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state. These substitute banks must have total equity capital of at least $500 million and subject to supervision or examination by federal or state authority. The calculation agent will select the banks or trust companies referred to above.

  . If the banks or trust companies described in the previous item are not quoting as mentioned above, the prime rate will be the prime rate in effect on that prime rate interest determination date.

   LIBOR Notes. A LIBOR note will bear interest at the interest rate (calculated with reference to LIBOR and any spread or spread multiplier) specified on the face of the LIBOR note and in the applicable pricing supplement.

   Unless the applicable pricing supplement indicates otherwise, the calculation agent will determine LIBOR as follows:

   On each LIBOR rate interest determination date:

  . If "LIBOR Reuters" is specified in the applicable pricing supplement, LIBOR will be the average of certain offered rates for deposits in the index currency having the index maturity specified in the pricing supplement beginning on the applicable interest reset date. Those rates will be the ones which appear on the designated LIBOR page as of 11:00 A.M., London time, on that LIBOR rate interest determination date, if at least two of those offered rates appear on the designated LIBOR page. If the designated LIBOR page provides only for a single rate, that single rate will be used regardless of the foregoing provisions requiring more than one rate.

  . If "LIBOR Telerate" is specified in the applicable pricing supplement, LIBOR will be a certain rate for deposits in the index currency having the index maturity specified in the pricing supplement beginning on that interest reset date. That rate will be the one which appears on the designated LIBOR page as of 11:00 A.M., London time, on that LIBOR rate interest determination date.

  . If neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, LIBOR will be calculated as if "LIBOR Telerate" had been specified.

   On any LIBOR rate interest determination date on which fewer than two of those offered rates appear or no rate appears, as applicable, on the designated LIBOR page, the calculation agent will determine LIBOR as follows:

  . LIBOR will be determined on the basis of the offered rates at which deposits in the index currency having the index maturity specified in the applicable pricing supplement beginning on the applicable interest reset date and in a principal amount that is representative for a single transaction in that index currency in that market at that time by four major banks in the London interbank market (which may include the agents or their affiliates) at approximately 11:00 A.M., London time, on that LIBOR rate interest determination date to prime banks in the London interbank market. The calculation agent will select the four banks and request the principal London office of each of those banks to provide a quotation of its rate. If at least two quotations are provided, LIBOR on that LIBOR rate interest determination date will be the average of those quotations.

  . If fewer than two of those quotations are provided as mentioned above, LIBOR on that LIBOR rate interest determination date will be the average of the rates quoted at approximately 11:00 A.M., in the applicable principal financial center, on that LIBOR rate interest determination date by three major banks in that principal financial center (which may include the agents or their affiliates) for loans in the index currency to leading European banks, having the index maturity specified in the applicable pricing supplement and in a principal amount representative for a single transaction in that index currency in that market at that time. The calculation agent will select the three banks referred to above.

  . If the banks selected by the calculation agent are not quoting as mentioned above, LIBOR will be LIBOR in effect on the LIBOR rate interest determination date.

   Treasury Rate Notes. A Treasury rate note will bear interest at the interest rate (calculated with reference to the Treasury rate and any spread or spread multiplier) specified on the face of the Treasury rate note and in the applicable pricing supplement.

   Unless the applicable pricing supplement indicates otherwise, "Treasury rate" for any Treasury rate interest determination date means a certain rate from the most recent Treasury bill auction having the index maturity specified in the pricing supplement. That rate will be the one that appears on page 56 or page 57 on the Telerate Service under the heading "AVGE INVEST YIELD."

   The following procedures will be followed if the Treasury rate cannot be determined as described above:

  . If the above rate is not displayed on the relevant page by 3:00 P.M., New York City time, on the calculation date, the Treasury rate will be the auction average rate for that auction as otherwise announced by the United States Department of the Treasury. The auction average rate will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis.

  . If the results of the auction of Treasury bills having the index maturity specified in the pricing supplement are not published or reported as provided above by 3:00 P.M., New York City time, on the calculation date, or if no auction is held in a particular week, then the Treasury rate will be the rate as published in H.15(519) under the heading "U.S. Government Securities/Treasury Bills/Secondary Market."

  . If the rate described in the previous item is not published by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the Treasury rate to be a yield to maturity of the average of certain secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that Treasury rate interest determination date. The bid rates will be those of three leading primary U.S. government securities dealers in New York City for the issue of Treasury bills with a remaining maturity closest to the index maturity specified in the pricing supplement. The rates will be expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis. The calculation agent will select the three dealers referred to above, which may include the agents or their affiliates.

  . If fewer than three dealers selected by the calculation agent are quoting as mentioned above, the Treasury rate will be the Treasury rate in effect on that Treasury rate interest determination date.

   Federal Funds Rate Notes. A federal funds rate note will bear interest at the interest rate calculated with reference to the federal funds rate and any spread or spread multiplier, as specified on the face of the federal funds rate note and in the applicable pricing supplement.

   Unless the applicable pricing supplement indicates otherwise, the "federal funds rate" for any federal funds rate interest determination date is the rate on that day for federal funds as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date relating to that federal funds rate interest determination date under the heading "Federal Funds (Effective)."

   The following procedures will be followed if the federal funds rate cannot be determined as described above:

  . If the above rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, the federal funds rate will be the rate on that federal funds rate interest determination date for U.S. dollar federal funds, as published in H.15 Daily Update under the heading "Federal Funds (Effective)."

  . If that rate is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the federal funds rate to be the average of certain rates for the last transaction in overnight federal funds as of 9:00 A.M., New York City time, on that federal funds rate interest determination date. The rates will be ones arranged by three leading brokers of federal funds transactions in New York City. The calculation agent will select the three brokers referred to above.

  . If fewer than three brokers selected by the calculation agent are quoting as mentioned above, the federal funds rate will be the federal funds rate in effect on that federal funds rate interest determination date.

   CD Rate Notes. A CD rate note will bear interest at the interest rate (calculated with reference to the CD rate and any spread or spread multiplier) specified in the CD rate note and in the applicable pricing supplement.

   Unless the applicable pricing supplement indicates otherwise, the "CD rate" for any CD rate interest determination date is the rate on that date for negotiable certificates of deposit having the index maturity specified in the pricing supplement, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date relating to that CD rate interest determination date under the heading "CDs (Secondary Market)."

   The following procedures will be followed if the CD rate cannot be determined as described above:

  . If the above rate is not published by 3:00 P.M., New York City time, on the calculation date, the CD rate will be the rate on that CD rate interest determination date for negotiable certificates of deposit of the index maturity specified in the pricing supplement as published in
     H.15 Daily Update under the caption "CDs (Secondary Market)."

  . If that rate is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the CD rate to be the average of certain secondary market offered rates as of 10:00 A.M., New York City time, on that CD rate interest determination date. The offered rates will be ones quoted by three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in New York City. The dealers will provide quoted rates for negotiable certificates of deposit in a denomination of $5,000,000 of major U.S. money market banks of the highest credit standing (in the market for negotiable certificates of deposit) with a remaining maturity closest to the index maturity designated in the applicable pricing supplement. The calculation agent will select the three dealers referred to above.

  . If fewer than three dealers are quoting as mentioned above, the CD rate will be the CD rate in effect on that CD rate interest determination date.

Indexed Notes

   We may issue notes as indexed notes, as indicated in the applicable pricing supplement. Holders of indexed notes may receive a principal amount at maturity that is greater than or less than the face amount of the notes depending upon the fluctuation of the relative value, rate or price of the specified index. The applicable pricing supplement will describe specific information relating to the method for determining the principal amount payable at maturity, a historical comparison of the relative value, rate or price of the specified index and the face amount of the indexed note and certain additional tax considerations.

Original Issue Discount Notes

   We may issue notes as original issue discount notes, as indicated in the applicable pricing supplement, and no interest will be payable prior to the maturity of such notes. An original issue discount note is issued at a price lower than the principal amount of that note. If there is a redemption or acceleration of the maturity of an original issue discount note, the amount payable to the holder of the note will be determined under the terms of the note, but will be less than the amount payable at the maturity of the note. In addition, a note issued at a discount may, for U.S. federal income tax purposes, be considered an original issue discount note, regardless of the amount payable upon redemption or acceleration of maturity of that note. See "United States Taxation--Original Issue Discount" for a discussion of the income tax provisions.

Other Provisions; Addenda

   Any provisions relating to any note may be modified as specified under "Other Provisions" on the face of that note or in an addendum relating to that note. These provisions might include the determination of an interest rate basis, the calculation of the interest rate applicable to a floating rate note, and the specification of one or more interest rate bases, the interest payment dates, the maturity or any other variable term relating to that note.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

General

   Unless the applicable pricing supplement indicates otherwise, the notes will be denominated in U.S. dollars and we will make payments of principal of and interest on the notes in U.S. dollars. If we designate any of the notes to be denominated in a currency or currency unit other than U.S. dollars, which may include Canadian dollars, the following provisions will apply. These provisions are in addition to and, where inconsistent, replace the description of general terms and provisions of notes set forth in the attached prospectus and elsewhere in this prospectus supplement. We refer below to any currency or currency unit designated in this manner as the "specified currency."

   Notes not denominated in U.S. dollars are issuable in registered form only, without coupons. The pricing supplement will specify the denominations for particular foreign currency notes.

   Unless the applicable pricing supplement provides otherwise, you are required to pay the purchase price of foreign currency notes in immediately available funds.

   Notes denominated in specified currencies other than euro will not be sold in, or to residents of, the country of the specified currency in which particular notes are denominated unless the pricing supplement specifies otherwise.

Currencies

   Unless the applicable pricing supplement specifies otherwise, you are required to pay for foreign currency notes in the specified currency. At the present time there are limited facilities in the United States for the conversion of U.S. dollars into the specified currencies and vice versa, and banks do not generally offer non-U.S. dollar checking or savings accounts in the United States. However, you may ask the agent who presented your offer to purchase foreign currency notes to us to use its reasonable best efforts to arrange for the exchange of U.S. dollars into the relevant specified currency to enable you to pay for the notes. You must make this request on or before the third business day preceding the delivery date for the note or by a later date if allowed by the agent. Each exchange will be made on the terms and conditions established by the agent in accordance with its regular foreign exchange practices and you will pay for all related costs.

   The applicable pricing supplement will contain specific information about the foreign currency or composite currency in which a particular foreign currency note is denominated, including historical exchange rates and a description of the currency and any exchange controls.

Payment of Principal and Interest

   We will pay the principal of and interest on foreign currency notes in U.S. dollars. However, unless the applicable pricing supplement specifies otherwise, the holder of a foreign currency note may elect to receive the payments in the specified currency as described below. The exchange rate agent will determine the rate of conversion for all payments of principal of and interest on foreign currency notes to U.S. dollars. "Exchange rate agent" means the agent appointed by us to make those determinations. Unless the pricing supplement specifies otherwise, the exchange rate agent will be Norwest Bank Minnesota, National Association.

   Unless the applicable pricing supplement specifies otherwise, any U.S. dollar amount to be received by a holder of a foreign currency note will be based on the following:

  . The highest bid quotation in New York City received by the exchange rate agent at approximately 11:00 A.M., New York City time, on the second business day preceding the applicable payment date from three recognized foreign exchange dealers (one of which may be the exchange rate agent or an agent) for the purchase by the quoting dealer of the specified currency for U.S. dollars for settlement on that payment date in the aggregate amount of the specified currency payable to all holders of foreign currency notes scheduled to receive U.S. dollar payments and at which the applicable dealer commits to execute a contract. The exchange rate agent will select and we will approve that selection of the three dealers referred to above.

  . If fewer than three of these bid quotations are available, payments will be made in the specified currency.

   The holder of the foreign currency note will bear all of these currency exchange costs through payment deductions.

   Unless the applicable pricing supplement specifies otherwise, a holder of foreign currency notes may elect to receive payment of the principal of and interest on the notes in the specified currency by transmitting a request for the payment to the corporate trust department of Norwest Bank Minnesota, National Association in Minneapolis, Minnesota, on or before the regular record date or at least sixteen days before maturity, as the case may be. The request must be in writing (mailed or hand delivered) or by cable, telex or other form of facsimile transmission. If a holder elects to receive all principal and interest payments in the specified currency that holder need not file a separate election for each payment. The election will remain in effect until revoked by written notice to Norwest Bank Minnesota, National Association in Minneapolis, Minnesota. Written notice of any revocation of this kind must be received by Norwest Bank Minnesota, National Association in Minneapolis, Minnesota on or before the regular record date or at least sixteen days before maturity, as the case may be. Holders of foreign currency notes held in the name of a broker or nominee should contact that broker or nominee to determine whether and how an election to receive payments in the specified currency may be made.

   We will pay interest on and principal of foreign currency notes paid in U.S. dollars in the manner specified in the attached prospectus and elsewhere in this prospectus supplement. Interest on foreign currency notes paid in the specified currency will be paid by a check drawn on an account maintained at a bank outside the U.S., unless other arrangements have been made. The principal and interest due at maturity of foreign currency notes paid in the specified currency will be paid in immediately available funds by wire transfer to an account maintained with a bank outside the U.S. designated at least sixteen days before maturity by the holders. However, those foreign currency notes must be presented to the trustee or the paying agents designated in the applicable pricing supplement to allow time for payment. Any payment of principal or interest required to be made on an interest payment date or at maturity of a foreign currency note that is not a business day may be made instead on the following business day. In this case, no interest will accrue for the period from and after the interest payment date or maturity.

Payment Currency

   At various times, a specified currency may not be available for the payment of principal or interest with respect to a foreign currency note due to the imposition of exchange controls or other circumstances beyond our control. If this is the case, we will be entitled to satisfy our obligations to holders of foreign currency notes by making the payment in U.S. dollars on the basis of the market exchange rate on the date of payment, or if the market exchange rate is not available at that time, on the basis of the most recently available market exchange rate.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following is a summary of the principal United States federal income tax consequences resulting from the beneficial ownership of notes by certain persons. This summary does not consider all the possible United States federal tax consequences of the purchase, ownership or disposition of the notes and is not intended to reflect the individual tax position of any beneficial owner. It deals only with notes and currencies or composite currencies other than U.S. dollars held as capital assets. Moreover, except as expressly indicated, it addresses initial purchasers of a note at its issue price, which is the first price to the public at which a substantial amount of the notes in an issue is sold, and does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, purchasers that hold notes or foreign currency as a hedge against currency risks or as part of a straddle with other investments or as part of a synthetic security or other integrated investment (including a conversion transaction) comprised of a note and one or more other investments, or purchasers that have a functional currency other than the U.S. dollar. Except to the extent discussed below under "Non-United States Holders", this summary is not applicable to non-United States persons not subject to United States federal income tax on their worldwide income. This summary is based upon the United States federal tax laws and regulations currently in effect and as currently interpreted and does not take into account possible changes in the tax laws or the interpretations, any of which may be applied retroactively. It does not discuss the tax laws of any state, local or foreign governments. It does not discuss the tax treatment of notes denominated in certain hyperinflationary currencies or dual currency notes.

   Persons considering the purchase of notes should consult their own tax advisors concerning the United States federal income tax consequences to them in light of their particular situations as well as any consequences to them under the laws of any other taxing jurisdiction.

United States Holders

   Payments of Interest

   In general, interest on a note, whether payable in U.S. dollars or a foreign currency, as well as market discount, if any, will be taxable to a beneficial owner who or which is (i) a citizen or resident of the United States, (ii) a corporation created or organized under the laws of the United States or any State (including the District of Columbia) or (iii) a person otherwise subject to United States federal income taxation on its worldwide income (a "United States holder") as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes. If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors. If an interest payment is denominated in or determined by reference to a foreign currency, then special rules, described below under "Foreign Currency Notes", apply.

   Original Issue Discount

   The notes may be issued with original issue discount, as indicated in the applicable pricing supplement. In general, in the hands of the original holder of a note, original issue discount is the difference between the stated redemption price at maturity of the note and its issue price. A note's original issue discount will be considered to be zero if it is less than one quarter of one percentage point of the note's stated redemption price at maturity multiplied by the number of complete years from the date of issue of the note to its stated maturity date. This amount is referred to in this discussion as de minimis OID.

   A note's stated redemption price at maturity generally will equal the sum of all payments, whether principal or interest, to be made with respect to the note other than qualified stated interest payments. Pursuant to Treasury Regulations, qualified stated interest payments are interest payments based on a single fixed rate of interest, or under certain circumstances, a variable rate tied to an objective index, that is actually and unconditionally payable at fixed periodic intervals of one year or less during the entire term of the note. In general, the issue price of a note is the initial offering price to the public at which a substantial amount of notes are sold, ignoring sales to bond houses, brokers, or others acting in the capacity of underwriters, placement agents, or wholesalers.

   Under the Treasury Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such note or any "true" discount on such note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

   It is possible that notes which are not denominated as original issue discount notes may nevertheless be treated for federal income tax purposes as issued at an original issue discount. For example, the following types of notes will be deemed to be discount notes unless interest on the notes is unconditionally payable at least annually during the term of the note at a single qualified floating rate or a single objective rate within the meaning of the Treasury Regulations:

  . floating rate notes providing for one or more qualified floating rates of interest;

  .  a single fixed rate and one or more qualified floating rates;

  . a single rate based on one or more qualified floating rates or a single rate based on the yield of actively traded personal property (an "objective rate"); or

  . a single fixed rate and a single objective rate that is a qualified inverse floating rate.

   If a floating rate note provides for two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate. If interest on a debt instrument is stated at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate. Two or more rates will be conclusively presumed to meet the requirements of the preceding sentences if the values of the applicable rates on the issue date are within 1/4 of 1 percent of each other.

   Special tax considerations, including possible original issue discount, may arise with respect to floating rate notes providing for:

  . one interest rate formula followed by one or more interest rate formulas;

  .  a single fixed rate followed by a qualified floating rate; or

  .  a spread multiplier.

   Purchasers of floating rate notes with any of these features should carefully examine the applicable pricing supplement and should consult their tax advisors regarding any of these features since the tax consequences will depend, in part, on the particular terms of the purchased note. Special rules may apply if a floating rate note bears interest at an objective rate and it is reasonably expected that the average value of the rate during the first half of the note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note's term. Special rules may also apply if a floating rate note is subject to a cap, floor, governor or similar restriction that is not fixed throughout the term and that is reasonably expected as of the issue date to cause the note yield to be significantly less or more than the expected yield determined without the restriction.

   In the case of a note issued with de minimis OID, United States holders generally must include the de minimis OID in income when stated principal payments on the notes are made in proportion to the amount of principal paid. Any amount of de minimis OID that has been included in income is treated as capital gain.

   In the case of any note issued with original issue discount for federal income tax purposes, a United States holder must generally include the original issue discount in ordinary income for federal income tax purposes as it accrues. The amount of original issue discount, if any, required to be included in a United States holder's ordinary income for federal income tax purposes in any taxable year will be computed according to Section 1272(a) of the Internal Revenue Code of 1986 and the Treasury Regulations. Under this Internal Revenue Code section and the Treasury Regulations, original issue discount accrues on a daily basis under a constant yield to maturity method that takes into account the compounding of interest. The daily portions of original issue discount are determined by allocating to each day in an accrual period a pro rata portion of the original issue discount for that accrual period.

   Accrual periods may be of any length and may vary in length over the term of the notes, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. Original issue discount for any accrual period will be the excess of (a) the product of the note's adjusted issue price at the beginning of the accrual period and its yield to maturity over (b) any qualified stated interest payments for that accrual period. The adjusted issue price of a note at the start of any accrual period is the sum of the issue price and the accrued original issue discount for each prior accrual period (determined without regard to any acquisition or bond premium amortization, as described below), reduced by any note payments made on such note (other than qualified stated interest) on or before the first day of the accrual period. One effect of this method is that United States holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

   In the case of a discount note that is a floating rate note, both the yield to maturity and qualified stated interest will be determined as though the note bears interest in all periods at a fixed rate generally equal to the rate that would apply to interest payments on the note on its date of issue or, in the case of certain floating rate notes, the rate that reflects the yield to maturity that is reasonably expected for the note. Additional rules may apply if interest on a floating rate note is based on more than one interest rate formula. Persons considering purchasing floating rate notes should carefully examine the applicable pricing supplement and should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of floating rate notes.

   If a floating rate note does not qualify as a variable rate debt instrument under the original issue discount Treasury Regulations the floating rate note will be treated under the Treasury Regulations as a contingent payment debt instrument. In general, the Treasury Regulations may cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States federal income tax law. Specifically, the Treasury Regulations may require the United States holder of a contingent payment debt instrument to include future contingent and non-contingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, under the Treasury Regulations, any gain recognized by a United States holder on the sale, exchange, or retirement of a contingent payment debt instrument may be treated as ordinary income. All or a portion of any loss realized may be treated as ordinary loss as opposed to capital loss depending upon the circumstances. The proper United States federal income tax treatment of floating rate notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement.

   Under the Treasury Regulations, a holder may elect to include in gross income all interest that accrues on a note (including stated interest, acquisition discount, original issue discount, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) according to a constant yield method that takes into account the compounding of interest. This election must be made during the taxable year in which the United States holder acquires the note, and may not be revoked without the consent of the Internal Revenue Service. United States holders should consult with their own tax advisors about this election.

   The original issue discount provisions described above do not apply to short-term notes having a fixed maturity date not more than one year from the date of issue. Under the Treasury Regulations, these short-term notes will be treated as having been issued at an original issue discount equal to the excess of the total principal and interest payments on the note over its issue price. An individual or other holder using the cash receipts and disbursements method of tax accounting will not be required to include original issue discount on the short-term note in ordinary income for federal income tax purposes on a daily basis unless an election to do so is made. Holders of short-term notes who report income under the accrual method of tax accounting and certain other holders, including banks, regulated investment companies and securities dealers are required to include original issue discount in income on a daily basis under to a straight-line method, unless they elect to accrue original issue discount under the constant yield method described above. In the case of holders of short-term notes not required and not electing to include original issue discount in income currently, any gain realized on the sale, exchange or maturity of such short-term notes will be ordinary income to the extent of the original issue discount accrued on a straight-line basis (or, if elected on a constant yield method, based on daily compounding), reduced by any interest received, to the date of sale, exchange or maturity. Holders of short-term notes not required and not electing to include the original issue discount in income currently will be required to defer deductions for interest on indebtedness incurred or continued to purchase or carry such short-term notes in an amount not exceeding the deferred income until the deferred income is realized.

   The Treasury Regulations contain aggregation rules stating that in certain circumstances if more than one type of note is issued as part of the same issuance of securities to a single holder, some or all of such notes may be treated together as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any original issue discount. Unless otherwise provided in the applicable pricing supplement, we do not expect to treat any of the notes as being subject to the aggregation rules for purposes of computing original issue discount.

   Optional Redemption

   Under the Treasury Regulations, if we have an option to redeem a note prior to its stated maturity date, this option will be presumed to be exercised if, by utilizing any date on which the note may be redeemed as the maturity date and the amount payable on that date in accordance with the terms of the note as the stated redemption price at maturity, the yield on the note would be lower than its yield to stated maturity. If this option is not in fact exercised when presumed to be exercised, the note would be treated solely for original issue discount purposes as if it were redeemed, and a new note were issued, on the presumed exercise date for an amount equal to the redemption price payable on that date.

   Notes Purchased at a Premium

   A United States holder that purchases a note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the note at an acquisition premium. Under the acquisition premium rules, the amount of original issue discount that a holder must include in its gross income with respect to the note for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

   Under the Internal Revenue Code, a United States holder that purchases a note for an amount in excess of its stated redemption price at maturity may elect to treat such excess as amortizable bond premium, in which case the amount of interest required to be included in the United States holder's income each year with respect to interest on the note will be reduced by the amount of amortizable bond premium allocable (based on the note's yield to maturity) to that year. Under recently promulgated regulations, if the amortizable bond premium allocable to a year exceeds the amount of interest allocable to that year, the excess would be allowed as a deduction for that year but only to the extent of the United States holder's prior interest inclusions on the note. Any excess is generally carried forward and allocable to the next year. A holder who elects to amortize bond premium must reduce his tax basis in the note as described below under "Purchase, Sale, Exchange and Retirement of the Notes." Any election to amortize bond premium applies to all taxable debt obligations held by the United States holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States holder, and may be revoked only with the consent of the Internal Revenue Service.

   Notes Purchased at a Market Discount

   A note (other than a short term note with a fixed maturity date not more than one year from the issue date) will be treated as issued at a market discount if the amount for which a United States holder purchased the note is less than the note's original issue price plus accrued original issue discount, unless such difference is less than a specified de minimis amount. These market discount rules apply regardless of whether the note is issued with original issue discount.

   In general, any partial payment of principal or any gain recognized on the maturity or disposition of a market discount note will be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on such note. Alternatively, a United States holder of a market discount note may elect to include market discount in income currently over the life of the market discount note. That election applies to all debt instruments with market discount acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

   Market discount accrues on a straight-line basis unless the United States holder elects to accrue it on a constant yield to maturity basis. That election is applicable only to the market discount note with respect to which it is made and is irrevocable. A United States holder of a market discount note that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to the note in an amount not exceeding the accrued market discount on such note until the maturity or disposition of the note.

   Purchase, Sale, Exchange and Retirement of the Notes

   A United States holder's tax basis in a note generally will equal its U.S. dollar cost (which, in the case of a note purchased with a foreign currency, will be the U.S. dollar value of the purchase price on the date of purchase), increased by any original issue discount and market discount included in the United States holder's income with respect to the note, and reduced by any principal payments on the note previously received by such holder (including any other payments on the note that are not qualified stated interest payments) and by the amount of any amortizable bond premium applied to reduce interest on the note. A United States holder generally will recognize gain or loss on the sale, exchange or retirement of a note equal to the difference between the amount realized on the sale or retirement and the United States holder's tax basis in the note. The amount realized on a sale, exchange or retirement for an amount in foreign currency will be the U.S. dollar value of the amount on the date of sale, exchange or retirement. Except to the extent described above under "Market Discount" and under "Original Issue Discount" in connection with notes treated as contingent payment debt instruments, and below under "Foreign Currency Notes--Exchange Gain or Loss," and except to the extent attributable to accrued but unpaid interest, gain or loss recognized on the sale, exchange or retirement of a note will be capital gain or loss and will be long-term capital gain or loss if the note was held for more than one year.

Foreign Currency Notes

   Interest Payments. If an interest payment, other than original issue discount, is denominated in or determined by reference to a foreign currency, the amount of income recognized by a cash basis United States holder will be the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. A United States holder of notes may recognize currency exchange gain or loss with respect to foreign currency interest payments. A cash basis United States holder who receives a foreign currency payment will be required to include the amount of the payment in income upon receipt. In that case, there will be no exchange gain or loss with respect to the interest payment.

   Accrual basis United States holders may determine the amount of exchange gain or loss recognized with respect to a foreign currency interest payment (including original issue discount but reduced by amortizable bond premium to the extent applicable) in accordance with either of two methods as described in this paragraph. United States holders who use the cash basis method of accounting and who accrue original issue discount may also use either of these two methods to recognize exchange gain or loss solely with respect to accrued original issue discount. Under the first method, the amount of income recognized will be based on the average exchange rate in effect during the interest accrual period (or, with respect to an accrual period that spans two taxable years, the partial period within the taxable year). Upon receipt of an interest payment (including a payment attributable to accrued but unpaid interest upon the sale or retirement of a note or accrued original issue discount) determined by reference to a foreign currency, the United States holder will recognize ordinary income or loss measured by the difference between that average exchange rate and the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. Under the second method, an accrual basis United States holder and a cash basis United States holder with accrued original issue discount may elect to translate interest income (including original issue discount) into U.S.

dollars at the spot exchange rate in effect on the last day of the accrual period or, in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the partial period within the taxable year. Additionally, if a payment of interest (including original issue discount) is actually received within five business days of the last day of the accrual period or taxable year, a United States holder applying the second method may instead translate the accrued interest into U.S. dollars at the spot exchange rate in effect on the day of actual receipt (in which case no exchange gain or loss will result). Any election to apply the second method will apply to all debt instruments held by the United States holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States holder and may not be revoked without the consent of the IRS.

   Exchange of Amounts in Other than U.S. Dollars. Foreign currency received as interest on a note or on the sale or retirement of a note will have a tax basis equal to its U.S. dollar value at the time the interest is received or at the time of the sale or retirement, as the case may be. Foreign currency that is purchased will generally have a tax basis equal to the U.S. dollar value of the foreign currency on the date of purchase. Any gain or loss recognized on a sale or other disposition of a foreign currency (including its use to purchase notes or upon exchange for U.S. dollars) will be ordinary income or loss.

   Original Issue Discount and Amortizable Bond Premium. In the case of a note that is denominated in a foreign currency, original issue discount and bond premium will be computed in units of foreign currency, and amortizable bond premium will reduce interest income in units of the foreign currency. At the time amortized bond premium offsets interest income, a United States holder may realize ordinary income or loss, measured by the difference between exchange rates at that time and at the time of the acquisition of the notes.

   Market Discount. Market discount is determined in units of the foreign currency in which the market discount bond is denominated. Accrued market discount that is required to be taken into account on the maturity or upon disposition of a note is translated into U.S. dollars at the spot exchange rate on the maturity or the disposition date, as the case may be (and no part is treated as exchange gain or loss). Accrued market discount currently includible in income by an electing United States holder is translated into U.S. dollars at the average exchange rate for the accrual period (or the partial accrual period during which the United States holder held the note), and exchange gain or loss is determined on maturity or disposition of the note (as the case may be) in the manner described above under "Foreign Currency Notes--Interest Payments" with respect to the computation of exchange gain or loss on the receipt of accrued interest by an accrual method holder.

   Exchange Gain or Loss. Gain or loss recognized by a United States holder on the sale, exchange or retirement of a note that is attributable to changes in exchange rates will be treated as ordinary income or loss which will not be treated as interest income or expense. However, exchange gain or loss is taken into account only to the extent of total gain or loss realized on the transaction.

Indexed Notes

   The applicable pricing supplement will contain a discussion of any special United States federal income tax rules with respect to currency indexed notes or other indexed notes.

Non-United States Holders

   Subject to the discussion of backup withholding below, payments of principal, any premium and interest (including original issue discount) by us or any agent of ours (acting in its capacity as agent) to any holder of a note that is not a United States holder (a "non-United States holder") will not be subject to United States federal withholding tax, provided, in the case of interest, that (i) the non-United States holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the non-United States holder is not a controlled foreign corporation for United States tax purposes that is related to us (directly or indirectly) through stock ownership and (iii) either (A) the non-United States holder certifies to us or our agent under penalties of perjury that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us or our agent under penalties of perjury that such statement has been received from the non-United States holder by it or by another financial institution and furnishes the payor with a copy.

   A non-United States holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to United States federal withholding tax at the rate of 30% (or lower applicable treaty rate) of payments of interest, including original issue discount, on the notes.

   If a non-United States holder is engaged in a trade or business in the United States and interest, including original issue discount, on the note is effectively connected with the conduct of such trade or business, the non-United States holder, although exempt from the withholding tax discussed in the preceding paragraph (provided that such holder timely furnishes the required certification to claim such exemption), may be subject to United States federal income tax on such interest in the same manner as if it were a United States holder. In addition, if the non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on a note will be included in the earnings and profits of the holder if the interest is effectively connected with the conduct by the holder of a trade or business in the United States. In lieu of the certificate described above, such a holder must provide the payor with a properly executed IRS Form 4224 (or successor form) to claim an exemption from United States federal withholding tax.

   Any capital gain, market discount or exchange gain realized on the sale, exchange, retirement or other disposition of a note by a non-United States holder will not be subject to United States federal income or withholding taxes if (a) the gain is not effectively connected with a United States trade or business of the non-United States holder and (b) in the case of an individual, the non-United States holder is not present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition, and certain other conditions are met.

   Notes held by an individual who is neither a citizen nor a resident of the United States for United States federal tax purposes at the time of the individual's death will not be subject to United States federal estate tax, provided that the income from the notes was not or would not have been effectively connected with a United States trade or business of the individual and that the individual qualified for the exemption from United States federal withholding tax (without regard to the certification requirements) described above.

   Recently finalized Treasury regulations, generally effective for payments made after December 31, 2000, provide alternative procedures to be followed by a non-United States holder in establishing eligibility for a withholding tax reduction or exemption.

   Purchasers of notes that are non-United States holders should consult their own tax advisors with respect to the possible applicability of United States withholding and other taxes upon income realized in respect of the notes.

Information Reporting and Back-Up Withholding

   For each calendar year in which the notes are outstanding, we are required to provide the Internal Revenue Service with certain information, including the holder's name, address and taxpayer identification number (either the holder's Social Security number or its employer identification number, as the case may
be), the aggregate amount of principal and interest (including original issue discount) paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain United States holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

   In the event that a United States holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest (including original issue discount), principal and any premium on the notes. This backup withholding is not an additional tax and may be credited against the United States holder's federal income tax liability, provided that the holder furnishes the required information to the Internal Revenue Service.

   Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or any of our agents (in their capacity as such) to a non-United States holder of a note if the holder has provided the required certification that it is not a United States person as set forth in clause (iii) in the first paragraph under "non-United States holders" above, or has otherwise established an exemption (provided that neither we nor our agent has actual knowledge that the holder is a United States person or that the conditions of an exemption are not in fact satisfied).

   Payments of the proceeds from the sale of a note to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting (but not backup withholding) may apply to those payments if the broker is one of the following:

  .  a United States person,

  .  a controlled foreign corporation for United States tax purposes,

  . a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a United States trade or business or

  . for payments made after December 31, 2000, a foreign partnership with certain connections to the United States.

   Payment of the proceeds from a sale of a note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding.

   Recently finalized Treasury regulations unify current certification procedures and forms relating to information reporting and backup withholding for payments made after December 31, 2000. Among other things, these regulations provide presumptions under which a non-United States holder is subject to information reporting and backup withholding unless we or our agent receives certification from the holder regarding non-United States status.

   The federal income tax discussion set forth above is included for general information only and may not be applicable depending upon a holder's particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                              PLAN OF DISTRIBUTION

   Under the terms of a distribution agreement, a form of which is attached as an exhibit to our registration statement (File No. 333-83649), we will offer the notes on a continuing basis through Credit Suisse First Boston Corporation, Banc One Capital Markets, Inc. and J.P. Morgan Securities Inc. as our agents. Each of these agents has agreed to use reasonable efforts to solicit offers to purchase notes. Unless the applicable pricing supplement indicates otherwise, we will pay a commission to the agents. We will have the sole right to accept offers to purchase notes and may reject any offer, in whole or in part. Each agent will have the right, in its discretion reasonably exercised, without notice to us, to reject any offer to purchase notes received by it, in whole or in part.

   We also may sell notes at or above par to any agent, acting as principal, for the commission set forth on the cover page of this prospectus supplement. The notes may be resold at market prices prevailing at the time of resale, at prices related to those prevailing market prices, at a fixed offering price or at negotiated prices, as determined by that agent. We also may sell notes at or above par to any agent or to a group of underwriters for whom an agent acts as representative. We may do this for a commission to be agreed at the time of sale, for resale to one or more investors or purchasers at a fixed offering price or at varying prices prevailing at the time of resale, at prices related to those prevailing market prices at the time of the resale or at negotiated prices. Notes purchased by an agent or by a group of underwriters may be resold to certain securities dealers for resale to investors or to certain other dealers. Dealers may receive compensation in the form of commissions from the agents and/or from the purchasers for whom they may act as agents. Unless the applicable pricing supplement specifies otherwise, any compensation allowed by any agent to any of these dealers shall not be in excess of the commission that we pay to the agent. After the initial public offering of notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price and commission may be changed.

   We may sell notes directly on our own behalf or we may accept but not solicit offers to purchase notes through additional agents on substantially the same terms and conditions, including commission rates, as would apply to purchases of notes under the distribution agreement. In addition, we may appoint additional agents for the purpose of soliciting offers to purchase notes after we receive the prior written consent of the agents, which they have agreed not to unreasonably withhold. Those additional agents will be named in the applicable pricing supplement. No commission will be payable on any notes we sell directly.

   We will pay each agent a commission of .125% to .750% of the principal amount of each note, depending on its stated maturity, sold through that agent.

   The following table summarizes the compensation to be paid to the agents by us.

                                                             Total
                                                --------------------------------
                                                  Per Note   Minimum   Maximum
                                                ------------ -------- ----------
Commissions paid by Jostens.................... .125%--.750% $250,000 $1,500,000

   We estimate that we will incur expenses of $372,000 in connection with this program.

   The agents and any dealers to whom the agents may sell notes may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. We have agreed to indemnify the agents against certain liabilities, including civil liabilities under the Securities Act of 1933, or contribute to payments which the agents may be required to make in this regard. We have agreed to reimburse the agents for certain expenses.

   Unless the applicable pricing supplement indicates otherwise, you must pay for notes, other than foreign currency notes in funds immediately available in New York City. For payment of the purchase price of foreign currency notes, see "Description of the Notes--Foreign Currency Notes" above.

   The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. No assurance can be given as to the existence or liquidity of the secondary market for the notes.

   The agents may engage in over-allotment, stabilizing transactions and syndicate covering transactions and may impose penalty bids as permitted by Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the agents to reclaim a selling concession from a syndicate member when the notes originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the notes to be higher than it would otherwise be in the absence of the transactions. These transactions, if commenced, may be discontinued at any time.

   In the ordinary course of their respective businesses, the agents and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

                                 LEGAL OPINIONS

   Opinions regarding the validity of the notes being offered will be issued for us by Dorsey & Whitney LLP, Minneapolis, Minnesota, and for the agents by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota. In these opinions, certain assumptions will be made regarding future action required to be taken by us and the trustee in connection with the issuance and sale of any particular notes, the specific terms of those notes and other matters which may affect the validity of notes but which cannot be ascertained on the date of the relevant opinions.

                                    GLOSSARY

   Set forth below are definitions of some of the terms used in this prospectus supplement and not defined in the attached prospectus.

   "business day" means any day, other than a Saturday or Sunday, that meets each of the following applicable requirements. The day is:

     (a) not a day on which banking institutions are authorized or required by law or regulation to be closed in New York City;

     (b) with respect to foreign currency notes (other than foreign currency notes denominated in euro only), not a day on which banking institutions are authorized or required by law or regulation to be closed in the principal financial center in the country of the specified currency;

     (c) with respect to foreign currency notes denominated in euro, any date on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open; and

     (d) with respect to LIBOR notes, a London banking day.

   "calculation agent" means the agent we appoint to calculate interest rates for floating rate notes. The pricing supplement will state who will act as calculation agent.

   "calculation date" means, with respect to any interest determination date, the date on which the calculation agent is to calculate an interest rate for a floating rate note. Unless the pricing supplement specifies otherwise, the calculation date relating to an interest determination date for a floating rate note will be the first to occur of (a) the tenth calendar day after that interest determination date, or, if that day is not a business day, the next succeeding business day or (b) the business day preceding the applicable interest payment date or maturity of that note, as the case may be. However, LIBOR will be calculated on the LIBOR rate interest determination date.

   "designated LIBOR page" means (a) if "LIBOR Reuters" is specified in the applicable pricing supplement, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in that pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the applicable index currency, or (b) if "LIBOR Telerate" is specified in the applicable pricing supplement as the method for calculating LIBOR, the display on the Telerate Service (or any successor service) on the page specified in that pricing supplement (or any other page as may replace that page on that service) for the purpose of displaying the London interbank rates of major banks for the applicable index currency.

   "H.15(519)" means the publication entitled "Statistical Release H.15(519), Selected Interest Rates", or any successor publication, published by the Board of Governors of the Federal Reserve System.

   "H.15 Daily Update" means the daily update of H.15(519), available through the world wide web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

   "index currency" means the currency or composite currency specified in the applicable pricing supplement as to which LIBOR will be calculated. If no currency or composite currency of this kind is specified in the applicable pricing supplement, the index currency will be U.S. dollars.

   "index maturity" means, for a floating rate note, the period to maturity of the instrument or obligation on which the interest rate quotation is based, as set forth in the pricing supplement.

   "initial interest rate" means the rate at which a floating rate note will bear interest from and including its issue date to but excluding the first interest reset date, as indicated in the applicable pricing supplement.

   "interest determination date" means the date as of which the interest rate for a floating rate note is to be calculated, to be effective as of the following interest reset date and calculated on the related calculation date. However, LIBOR will be calculated on the LIBOR rate interest determination date. The interest determination date relating to an interest reset date for a commercial paper rate note, for a prime rate note, for a federal funds rate note and for a CD rate note will be the second business day preceding that interest reset date. The interest determination date relating to an interest reset date for a LIBOR note will be the second London banking day preceding that interest reset date. The interest determination date relating to an interest reset date for a Treasury rate note will be the day of the week during which that interest reset date falls on which Treasury bills of the index maturity designated in the pricing supplement would normally be auctioned. Treasury bills are usually sold at auction on the Monday of each week, unless that day is a legal holiday, in which case the auction is usually held on the following Tuesday or may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, that Friday will be the Treasury interest rate determination date pertaining to the interest reset date occurring in the following week.

   "interest payment date" means the date on which payment of interest on a note (other than payment at maturity) is to be made. Unless the applicable pricing supplement indicates otherwise, the interest payment dates for the fixed rate notes will be February 15 and August 15 of each year and at maturity. Unless the applicable pricing supplement indicates otherwise and except as provided below, the interest payment dates for any floating rate note will be:

     (a) in the case of floating rate notes that reset weekly, on the third Wednesday of March, June, September and December of each year;

     (b) in the case of floating rate notes that reset daily or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year (as indicated in the pricing supplement);

     (c) in the case of floating rate notes that reset quarterly, on the third Wednesday of March, June, September and December of each year, in the case of floating rate notes that reset semi-annually, on the third Wednesday of the two months of each year specified in the pricing supplement;

     (d) in the case of floating rate notes that reset annually, on the third Wednesday of the month specified in the pricing supplement; and

     (e) in each case, at maturity.

   If an interest payment date for any fixed rate note falls on a day that is not a business day for that note, the interest payment for that note will be made on the following business day for that note, and no interest on that payment will accrue from and after that interest payment date. If an interest payment date (other than an interest payment date at maturity) for any floating rate note would otherwise be a day that is not a business day for that note, that interest payment date will be postponed to the next business day for that note, and interest will continue to accrue (except that, for a LIBOR note, if that business day is in the following calendar month, that interest payment date will be the preceding business day for that LIBOR note).

   "interest reset date" means the date on which a floating rate note will begin to bear interest at the interest rate determined as of any interest determination date. Unless the pricing supplement specifies otherwise, the interest reset dates will be:

     (a) in the case of floating rate notes that reset daily, each business day;

     (b) in the case of floating rate notes (other than Treasury rate notes) that reset weekly, the Wednesday of each week;

     (c) in the case of Treasury rate notes that reset weekly, the Tuesday of each week (except as provided below);

     (d) in the case of floating rate notes that reset monthly, the third Wednesday of each month;

     (e) in the case of floating rate notes that reset quarterly, the third Wednesday of March, June, September and December of each year;

     (f) in the case of floating rate notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the pricing supplement; and

     (g) in the case of floating rate notes that reset annually, the third Wednesday of one month of each year specified in the pricing supplement.

If any interest reset date for any floating rate note would otherwise be a day that is not a business day for that floating rate note, that interest reset date will be postponed to the next business day for that floating rate note (except that, for a LIBOR note, if that business day is in the following calendar month, that interest reset date will be the preceding business day for that LIBOR note). If a Treasury bill auction (as described in the definition of "interest determination date") falls on any day that would otherwise be an interest reset date for a Treasury rate note, then that interest reset date will instead be the first business day following that auction date.

   "London banking day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

   "market exchange rate" for any specified currency means the noon buying rate in New York City for cable transfers for that specified currency as certified for customs purposes by (or if not certified, as otherwise determined by) the Federal Reserve Bank of New York.

   "maturity" means the date on which the principal of a note becomes due, whether at stated maturity, upon redemption or otherwise. If the maturity of any note falls on a day that is not a business day, the payment of principal, premium, if any, and interest for that note will be made on the following business day, and no interest on that payment will accrue from and after that maturity.

   "maximum interest rate" means, for any floating rate note, a maximum numerical interest rate limitation, or ceiling, on the rate at which interest may accrue on that during any interest period.

   "minimum interest rate" means, for any floating rate note, a minimum numerical interest rate limitation, or floor, on the rate at which interest may accrue on that during any interest period.

   "money market yield" means a yield (expressed as a percentage rounded to the next higher one hundred thousandth of a percentage point) calculated in accordance with the following formula:

                                          D x 360
                 money market yield = --------------- x100
                                       360 - (D x M)

where "D" refers to the annual rate for the commercial paper, quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

   "paying agent" means the agent we appoint to pay principal, premium, if any, and interest on the notes. The pricing supplement will state who will act as the paying agent.

   "principal financial center" means the capital city of the country issuing the index currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Portuguese escudos, Swiss francs, Canadian dollars, South African rand and the euro, the principal financial center will be New York City, Melbourne, Frankfurt, Amsterdam, Milan, London (solely in the case of the index currency), Zurich, Toronto, Johannesburg and Frankfurt, respectively.

   "regular record date" means the date on which a note must be held in order for the holder to receive an interest payment on the next interest payment date. Unless the pricing supplement specifies otherwise, the regular record date for any interest payment date with respect to any floating rate note will be the fifteenth day (whether or not a business day) prior to that interest payment date. The regular record dates for the fixed rate notes will be the February 1 and August 1 next preceding the February 15 and August 15 interest payment dates.

   "Reuters Screen USPRIME1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or any other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major U.S. banks.

   "spread" means the number of basis points, if any, to be added to the commercial paper rate, the prime rate, LIBOR, the Treasury rate, the federal funds rate, the CD rate or any other interest rate index in effect at various times for a note, which amount will be set forth in the pricing supplement.

   "spread multiplier" means the percentage by which the commercial paper rate, the prime rate, LIBOR, the Treasury rate, the federal funds rate, the CD rate or any other interest rate index in effect at various times for a note is to be multiplied, which percentage will be set forth in the pricing supplement.

PROSPECTUS

                                 Jostens, Inc.

                                  $200,000,000

                                Debt Securities

                               ----------------

   We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    This prospectus is dated August 30, 1999

                                    SUMMARY

   This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the terms of our securities, you should carefully read this document with the attached prospectus supplement that together give the specific terms of the securities we are offering. You should also read the documents we have referred you to in "Where You Can Find More Information About Jostens" on page 14 for information on our company and our financial statements.

Jostens, Inc.

   We are a leading provider of products and services that help people celebrate important moments, recognize achievements and build affiliations. Our products include yearbooks, class rings, graduation products, school photography and sports and employee achievement awards.

   Our businesses are grouped into our school-based products segment and our recognition segment. Our school products segment primarily manufactures and sells products and services to school and college students. These products and services include yearbooks, class rings, graduation products and student photography packages. Our recognition segment manufactures and sells customized sales, service and business achievement awards.

   We are a Minnesota corporation, organized in 1906, with our principal executive offices located at 5501 Norman Center Drive, Minneapolis, Minnesota 55437 (Telephone: (612) 830-3300).

The Securities We May Offer

   This prospectus is part of a registration statement (No. 333-83649) that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time up to $200,000,000 of debt securities. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

                                  RISK FACTORS

   There are a number of factors, including those specified below, which may adversely affect our ability to make payments on the notes. You could therefore lose a substantial portion or all of your investment in these notes. Consequently, an investment in the notes should only be considered by persons who can assume such risk. The risk factors described below are not necessarily exhaustive, and we encourage you to perform your own investigation with respect to the notes and our company.

Problems Integrating Computer Systems Could Cause Us To Lose Customers And May Adversely Affect Our Business

   We rely on effective information systems for our day to day operations and have many different information systems for our various products. In the first quarter of 1999, we implemented a new information system in order to be year 2000 compliant in our Recognition segment. We had some problems implementing this system. This resulted in an increased backlog of product shipments. Customers in our Recognition segement require timely product delivery and these delays and backlog may adversely impact our relationships with Recognition segement customers. We cannot assure you that our implementation of other information systems in the future will be free of problems. As a result of past or future implementation problems, we could lose existing customers, have difficulty attracting new customers, have customer and supplier disputes, have increased administrative expenses or experience other adverse consequences, all of which could materially and adversely impact our business, financial condition, operating results or cash flows.

We Face Uncertainty Regarding Year 2000 Compliance

   We are in the process of modifying our computer systems to accommodate the year 2000. We currently expect to complete this modification sufficiently in advance of the year 2000 to avoid adverse impacts on our operations. However, we cannot assure you that we will be able to effectively address our year 2000 issues in a timely and cost-efficient manner and without interruption to our business. We cannot assure you that year 2000 difficulties encountered by our customers, suppliers and other third parties with whom we conduct business will not have a material adverse impact on our business, financial condition, operating results or cash flows.

Changes in Our Credit Rating May Affect the Market Value of the Debt Securities

   Our credit ratings are an assessment of our ability to pay our obligations. As a result, real or anticipated changes in our credit ratings will generally affect the market value of your debt securities. Any material change in the following factors could impact our results and result in a change in our credit ratings:

  .  the price of gold;

  .  our access to students and consumers in schools;

  .  the seasonality of our business;

  .  our relationship with our sales force;

  .  fashion and demographic trends;

  .  our ability to respond to customer change orders and delivery schedules;

  . our ability to maintain competitive pricing and promotional program changes;

  . our ability to manufacture quality products and continue improving operating efficiencies;

  . the impact of year 2000 compliance on our computer-based systems and our external relationships.

Our Ability to Redeem the Debt Securities May Adversely Affect Your Return on the Debt Securities

   If your debt securities are redeemable at our option or are subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem the debt securities at times when prevailing interest rates are relatively low. In that event, you would not be able to continue to benefit from the relatively high interest rate on the debt securities at that time. You would also likely be unable to reinvest the redemption proceeds in a comparable security at an interest rate as high as that of the debt securities.

We Cannot Assure You that a Market Will Develop for the Debt Securities or What the Market Price Will Be

   We cannot assure you that a trading market for the debt securities will develop or be maintained. Many factors independent of our creditworthiness affect the trading market. These factors include:

  . complexity and volatility of the index or formula applicable to the debt securities;

  . method of calculating the principal, premium and interest in respect of the debt securities;

  .  time remaining to the maturity of the debt securities;

  .  outstanding amount of the debt securities;

  .  redemption features of the debt securities;

  . amount of other debt securities linked to the index or formula applicable to the debt securities; and

  .  level, direction and volatility of market interest rates generally.

   You should be aware that there may be few investors, if any, willing to buy when you decide to sell your debt securities. This limited market may affect the price you receive for your debt securities or your ability to sell your debt securities. You should not purchase debt securities unless you understand, and know you can bear, the investment risks.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of our earnings to our fixed charges for the periods indicated:

                                                                                         Six
                                                     Six Months                        Months
                                Years Ended            Ended          Years Ended       Ended
                         -------------------------- ------------ --------------------- -------
                         June 30, June 30, June 30, December 28, January 3, January 2, July 3,
                           1994     1995     1996       1996        1998       1999     1999
                         -------- -------- -------- ------------ ---------- ---------- -------
Ratio of earnings to
 fixed charges..........   6.5      13.4     8.6        1.0         11.4       10.2     22.1

--------

   Earnings consist principally of income from continuing operations before income taxes, plus fixed charges. Fixed charges consist principally of interest costs.

                                USE OF PROCEEDS

   We will use the net proceeds we receive from the sale of the debt securities for general corporate purposes, unless we specify another use in the applicable prospectus supplement. General corporate purposes may include working capital additions, capital expenditures, stock redemption, debt repayment or financing for possible acquisitions.

                         DESCRIPTION OF DEBT SECURITIES

   We will offer debt securities which represent our unsecured senior general obligations under an indenture dated as of August 30, 1999 between us and Norwest Bank Minnesota, National Association, as trustee. The debt securities will have the same rank as all of our other unsecured, unsubordinated senior debt.

   The following description sets forth the general terms and provisions that could apply to the debt securities. This description of certain provisions of the indenture is not complete. You should refer to the applicable provisions of the indenture filed as exhibit 4.1 to our registration statement filed with the Securities and Exchange Commission (File No. 333-83649) covering the debt securities. Each prospectus supplement will state the particular terms that actually will apply to the debt securities included in the supplement.

   Some of the capitalized terms used in the following discussion are defined in the indenture, and their definitions are incorporated by reference into this prospectus.

General

   The indenture does not limit the aggregate principal amount of debt securities that we may issue under it. The debt securities may be issued in one or more series as we may authorize at various times. A series of debt securities may be issued at more than one time and, unless we agree otherwise with the trustee, may be re-opened for issuance without notice to holders of such series. All debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The debt securities may be issued as original issue discount debt securities and sold at a substantial discount below their principal amount. The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

  .  the title and aggregate principal amount of the debt securities;

  . the maturity date or dates for the debt securities and any rights to extend these dates;

  . the person to whom interest is payable, if other than the person in whose name the debt security is registered as of the record date for payment of interest;

  . any annual rate or rates, which may be fixed or variable, or the method of determining any rate or rates, at which the debt securities will bear interest;

  . the date or dates from which interest shall accrue and the interest payment date or dates;

  . the place or places where the principal of and any premium and interest on the debt securities will be payable;

  . the currency, currencies or composite currency in which the debt securities are denominated and principal and interest may be payable, and for which the debt securities may be purchased, if other than United States dollars;

  .  any redemption or sinking fund terms;

  . any event of default or covenant with respect to the debt securities of a particular series, if not set forth in this prospectus;

  . any index used to determine the amount of principal, premium or interest payable with respect to the debt securities;

  . whether the debt securities are to be issued in whole or in part in the form of one or more global securities and the depositary for the global security or securities;

  . if other than in denominations of $1,000 or multiples of $1,000, the denominations in which debt securities will be issued;

  . the part of the principal amount of debt securities which will be payable upon acceleration if less than the entire amount;

  . if the principal amount of the debt securities or interest paid on the debt securities are set forth or payable in a currency other than U.S. dollars, whether and under what terms and conditions we may defease the debt securities; and

  . any other terms of the series, which will not conflict with the terms of the indenture.

   We will issue the debt securities in fully registered form without coupons. Unless we specify otherwise in the applicable prospectus supplement, we will issue debt securities denominated in U.S. dollars in denominations of $1,000 or multiples of $1,000. Debt securities may also be issued pursuant to the indenture in transactions exempt from the registration requirements of the Securities Act of 1933. Those debt securities will not be considered in determining the aggregate amount of securities issued under the registration statement.

   We will describe special federal income tax and other considerations relating to debt securities denominated in foreign currencies in the applicable prospectus supplement.

   Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indenture and the debt securities will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Exchange, Registration and Transfer

   Debt securities of any series that are not global securities will be exchangeable for other registered securities of the same series and of like aggregate principal amount and tenor in different authorized denominations. Transfers and exchanges may be made without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We have appointed the trustee as security registrar for the indenture. If a prospectus supplement refers to any transfer agents, in addition to the security registrar, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which such transfer agent acts. We may at any time appoint additional transfer agents with respect to any series of debt securities.

Payment and Paying Agents

   Unless we specify otherwise in the applicable prospectus supplement, payment of principal, any premium and any interest on debt securities will be made at the office of the paying agent or paying agents that we appoint at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, we will make payment of any installment of interest on debt securities to the person in whose name that security is registered at the close of business on the regular record date for such interest.

   If we do not pay interest when due, that interest will no longer be payable to the holder of the debt security on the record date for such interest. We will pay any defaulted interest, at our election:

  . to the person in whose name the debt security is registered at the close of business on a special record date set by the Trustee between 10-15 days before the payment of such defaulted interest and at least 10 days after the receipt by the Trustee of notice of the payment by us; or

  . in any other lawful manner that is consistent with the requirements of any securities exchange on which the debt securities are listed if, after we give notice to the Trustee, the Trustee determines the manner of payment is practicable.

Global Securities

   The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depositary identified in the applicable prospectus supplement. Global securities may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

  .  by the applicable depositary to a nominee of the depositary,

  .  by any nominee to the depositary itself or another nominee, or

  . by the depositary or any nominee to a successor depositary or any nominee of the successor.

   We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

   When we issue a global security, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of persons that have accounts with the depositary, known as "participants." Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records. The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair our ability to transfer beneficial interests in a global security.

   As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

  . will not be entitled to have any of the underlying debt securities registered in their names;

  . will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

  . will not be considered the owners or holders under the indenture relating to those debt securities.

   Payments of principal of, any premium and any interest on individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee for the debt securities, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

   We expect that the depositary or its nominee, upon receipt of any payment of principal, any premium or interest relating to a permanent global security representing any series of debt securities, immediately will credit participants' accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. Those payments will be the sole responsibility of those participants.

   If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In any such instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless we specify otherwise, of $1,000 or whole multiples of $1,000.

Certain Restrictive Covenants

   Limitations on Liens. Unless we specify otherwise in the applicable prospectus supplement, neither we nor any restricted subsidiary, will incur, issue, assume or guarantee any debt secured by a mortgage, lien, pledge or other encumbrance upon any principal property, without providing that the debt securities will be secured equally and ratably or prior to the debt.

   A principal property is any manufacturing or processing plant, consisting of real estate buildings and fixtures located within the United States of America and owned by us or any of our subsidiaries, and having a gross book value, without deducting any depreciation reserves, of more than 4% of our consolidated net tangible assets. A principal property does not include any plant to the extent financed by obligations issued by a state or local governmental unit under certain provisions of the internal revenue code or any plant which is not of material importance to the business conducted by us and our subsidiaries.

   A restricted subsidiary is a subsidiary of ours that owns a principal property.

   Debt includes any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

   Consolidated net tangible assets is the total amount of assets, less applicable reserves and other properly deductible items, after deducting (a) all current liabilities, excluding any debt having a maturity of less than 12 months from the date of our most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at our option, and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles.

   The limitation on liens does not apply to:

  .  Liens existing on the date of the indenture;

  . Liens on any principal property that secure or pay the costs of acquiring, constructing or improving that property and which are created or assumed at the time of, or within 120 days of, the acquisition, construction or improvement;

  . Liens of or upon any acquired property, shares of capital stock or debt existing at the time it is acquired by us, whether by merger, consolidation, purchase, lease or some other method;

  .  Liens in favor of us or any restricted subsidiary;

  . Liens in favor of any state or federal government, any agency, department or subdivision of any state or federal government, or any other country or political subdivision of any other country, to secure contractual or statutory obligations or to secure any debt incurred to finance the cost of acquiring, constructing or improving the property that is subject to the lien;

  . Liens imposed by law, including mechanics', workmen's, materialmen's, carriers' warehousemen's, vendors' or other liens arising in the ordinary course of business or federal, state or municipal liens arising out of contracts for products or services sold by us or our subsidiaries, or deposits or pledges to release such liens;

  . Pledges or deposits under workmen's compensation or similar laws and judgments liens under such laws which are not currently dischargeable;

  . Good faith deposits in connection with bids, tenders, contracts or leases to which we or our restricted subsidiaries are a party, or deposits to secure public or statutory obligations of us or our restricted subsidiaries;

  . Deposits to obtain or maintain self-insurance or to obtain the benefits of any laws, regulations or arrangements relating to unemployment insurance, pensions, social security or similar matters;

  . Deposits of cash or U.S. obligations to secure surety, appeal or customs bonds to which we or any of our restricted subsidiaries are a party;

  . Liens created by or as a result of any litigation or other proceeding which is being contested in good faith by appropriate proceedings or liens incurred to obtain a stay or discharge of any litigation or other proceeding;

  . Liens for taxes, assessments, governmental charges or levies not yet due or delinquent, or which can be paid without penalty or are being contested in good faith by appropriate proceedings;

  . Restrictions on real property which do not interfere materially with the property's use or materially detract from its value, except for liens resulting from governmental action; and

  . Any extension, renewal or replacement of any of the liens referred to above.

   The limitation on liens also does not apply if at the time and after giving effect to any debt secured by a lien and any retirement of a lien:

  . the total amount of all existing debt secured by liens that does not equally and ratably secure the debt securities and is not subject to the exceptions described above; plus

  . the present value of the net amount of rent, discounted at the rate of interest implicit in the applicable lease, required to be paid during the remaining term of all leases that we and our subsidiaries have entered into as sale and leaseback transactions, described below in "Limitations on Sale and Leaseback";

does not exceed the greater of 25% of our consolidated net tangible assets, as defined below, or $30,000,000.

   Limitations on Sale and Leaseback. Unless we specify otherwise in the applicable prospectus supplement, neither we nor any restricted subsidiary of ours will enter into any sale and leaseback transaction. A sale and leaseback transaction occurs when we or a subsidiary of ours sell or plans to sell or transfer a principal property to a lender or investor and we or a restricted subsidiary will in turn lease the principal property from the lender or investor for a period of three or more years.

   The restrictions on sale and leaseback transactions do not apply where either: (a) we or our restricted subsidiary would be entitled to create debt secured by a lien on the property to be leased, without equally and ratably securing the debt securities, or (b) within four months after the effective date of the sale and leaseback transaction, we apply to retire debt of ours maturing by its terms more than one year after its original creation by applying, an amount equal to the greater of:

  . the net proceeds of the sale of the real property leased pursuant to the transaction, or

  . the fair market value of the real property leased at the time of entering into the transaction.

   The limitation on sale and leaseback transactions also does not apply if at the time of the sale and leaseback:

  . the present value of the net amount of rent, discounted at the rate of interest implicit in the applicable lease, required to be paid during the remaining term of all leases that we and our restricted subsidiaries have entered into as sale and leaseback transactions; plus

  . the total amount of all existing debt secured by liens that does not equally and ratably secure the debt securities and is not subject to the exceptions described above in "Limitations on Liens"

does not exceed the greater of 25% of our consolidated net tangible assets or $30,000,000.

   Limitation on Consolidations and Mergers. We may not consolidate or merge with any other person or convey or transfer all or substantially all of our properties and assets to another person or permit another corporation to merge into us, unless, among other conditions:

  . the successor is a corporation, partnership or trust organized and validly existing under the laws of the United States or any state;

  . the successor person, if not us, assumes our obligations on the debt securities and under the indenture; and

  . after giving effect to the transaction and treating any debt which becomes our obligation as a result of the transaction as incurred by us at that time, no event of default occurs under the indenture.

Modification of the Indenture

   Under the indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of at least a majority in principal amount of the then outstanding debt securities of each series affected by the modification. None of the following modifications, however, is effective against any holder without the consent of the holders of all of the affected outstanding debt securities:

  . changing the maturity, installment or interest rate of any of the debt securities;

  . reducing the principal amount, any premium or the rate of interest of any of the debt securities;

  . reducing the principal amount of an original issue discount debt security due and payable upon acceleration of its maturity;

  . changing the place for payment of or the currency, currencies or currency unit or units in which any principal, premium or interest of any of the debt securities is payable;

  .  impairing any right to take legal action for an overdue payment;

  . reducing the percentage in principal amount of outstanding securities required to modify or waive compliance with the indenture; or

  . with some exceptions, modifying the provisions for the waiver of certain covenants and defaults and any of the foregoing provisions.

   Any actions we or the trustee may take toward adding to our covenants, adding events of default or establishing the structure or terms of the debt securities as permitted by the indentures will not require the approval of any holder of debt securities. In addition, we or the trustee may cure ambiguities or inconsistencies in the indentures or make other provisions without the approval of any holder as long as no holder's interests are materially and adversely affected.

Waiver of Certain Covenants

   The indenture provides that we will not be required to comply with certain restrictive covenants, including those described above under "Certain Restrictive Covenants," if the holders of at least a majority in principal amount of each series of outstanding debt securities affected waive compliance with the restrictive covenants.

Events of Default, Notice and Waiver

   "Event of default" when used in the indenture, will mean any of the following in relation to a series of debt securities:

  . failure to pay interest on any debt security for 30 days after the interest becomes due;

  . failure to pay the principal or any premium on any debt security when due;

  . failure to deposit any sinking fund payment for 30 days after such payment becomes due;

  . failure to perform or breach of any other covenant or warranty in the indenture that continues for 60 days after the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series notifies us of the failure or breach;

  .  certain events of bankruptcy, insolvency or reorganization; or

  .  any other event of default provided for debt securities of that series.

   If any event of default relating to outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the then outstanding debt securities of that series may declare the principal of all of the outstanding debt securities of such series to be due and immediately payable. At any time after an acceleration of any debt securities of a series is made, but before a judgment for payment of money is obtained, the holders of at least a majority in principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind such acceleration.

   The holders of at least a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. The trustee may act in any way that is consistent with those directions and may decline to act if any of the directions is contrary to law or to the indenture or would involve the trustee in personal liability.

   The holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of the series waive any past default (and its consequences) under the indenture relating to the series, except a default (a) in the payment of the principal of or any premium or interest on any of the debt securities of the series or (b) with respect to a covenant or provision of such indentures which, under the terms of such indenture cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of the series affected.

   The indenture contains provisions entitling the trustee, subject to the duty of the trustee during an event of default to act with the required standard of care, to be indemnified by the holders of the debt securities of the relevant series before proceeding to exercise any right or power under the indenture at the request of those holders.

   The indenture requires the trustee to, within 90 days after the occurrence of a default known to it with respect to any series of outstanding debt securities, give the holders of that series notice of the default if uncured and unwaived. However, the trustee may withhold this notice if it in good faith determines that the withholding of this notice is in the interest of those holders. However, the trustee may not withhold this notice in the case of a default in payment of principal, premium, interest or sinking fund installment with respect to any debt securities of the series. The above notice shall not be given until at least 30 days after the occurrence of a default in the performance of or a breach of a covenant or warranty in the indenture other than a covenant to make payment. The term "default" for the purpose of this provision means any event that is, or after notice or lapse of time, or both, would become, an event of default with respect to the debt securities of that series.

   The indenture requires us to file annually with the trustee a certificate, executed by one of our officers, indicating whether the officer has knowledge of any default under the indenture.

Notices

   Notices to holders of debt securities will be sent by mail to the addresses of those holders as they appear in the security register.

Replacement of Securities

   We will replace any mutilated debt security at the expense of the holder upon surrender of the mutilated debt security to the trustee. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt security before a replacement debt security will be issued.

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Defeasance

   The indenture contains a provision that, unless made inapplicable to any series of debt securities, permits us to elect (a) to defease and be discharged from all of our obligations, subject to limited exceptions with respect to any series of debt securities then outstanding, which we refer to below as "legal defeasance", or (b) to be released from our obligations under certain restrictive covenants, including those described above under "Certain Restrictive Covenants," which we refer to below as "covenant defeasance." To make either of the above elections, we must:

  . deposit in trust with the trustee, money, U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide sufficient money without reinvestment or a combination of money and U.S. government obligations to repay in full the series of debt securities and any mandatory sinking fund payments;

  . deliver to the trustee an opinion of counsel that holders of the series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and related defeasance and will be subject to federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred; and

  .  comply with certain other provisions.

Governing Law

   The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

   Norwest Bank Minnesota, National Association is trustee under the indenture. The trustee participates in our credit agreement and has other customary banking relationships with us and our affiliates. The trustee is also a customer of ours and purchases our products and services in the ordinary course of business.

                              PLAN OF DISTRIBUTION

   We may sell the debt securities (a) through underwriters or dealers; (b) directly to one or a limited number of institutional purchasers; or (c) through agents. This prospectus or the applicable prospectus supplement will set forth the terms of the offering of any debt securities, including the name or names of any underwriters, dealers or agents, the price of the offered securities and the net proceeds to us from such sale, any underwriting commissions or other items constituting underwriters' compensation.

   If underwriters are used in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The debt securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more investment banking firms or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters or agents to purchase the debt securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the debt securities if any are purchased. Any initial public offering price and any underwriting commissions or other items constituting underwriters' compensation may be changed from time to time.

   If a dealer is used in the sale of any debt securities, we will sell those debt securities to the dealer, as principal. The dealer may then resell the debt securities to the public at varying prices to be determined by the dealer at the time of resale.


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   We may sell debt securities directly to one or more institutional purchasers, or through agents at a fixed price or prices, which may be changed, or at varying prices determined at time of sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.
   If an applicable prospectus supplement indicates, we will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase debt securities from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

   The debt securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom debt securities are sold by us for public offering and sale may make a market in the debt securities. The underwriters or agents are not obligated to make a market in the debt securities and may discontinue market making at any time without notice. We cannot predict the liquidity of the trading market for any debt securities.

   Under agreements entered into with us, agents and underwriters who participate in the distribution of the debt securities may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of the issuance of the debt securities will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota, and, unless otherwise indicated in the applicable prospectus supplement or prospectus supplements, for any underwriters or agents by Oppenheimer Wolff & Donnelly LLP, Minneapolis, Minnesota.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended January 2, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report given on their authority as experts in accounting and auditing.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT JOSTENS

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You may also obtain copies of our SEC filings at The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed

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with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 14(d) of the Securities Exchange Act of 1934 until our offering is completed:

  (a)  Annual Report on Form 10-K for the year ended January 2, 1999;

  (b) Quarterly Reports on Form 10-Q for the quarters ended April 3, 1999 and July 3, 1999; and

  (c)  Current Report on Form 8-K, dated July 21, 1999.

   You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address (or by visiting our website at http://www.jostens.com):

   Director--Investor Relations
   Jostens, Inc.
   5501 Norman Center Drive
   Minneapolis, MN 55437
   (612) 830-3332

   You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where an offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

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                            [LOGO OF JOSTENS, INC.}